FOR IMMEDIATE RELEASE
May 3, 2022
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
FIRST QUARTER 2022 RESULTS

•Earnings per share ("EPS")* was $2.08 for the first quarter of 2022, an increase of $0.12, or 6.1 percent, compared to $1.96 for the first quarter of 2021
•Quarter-over-quarter growth driven primarily by the acquisition of Diversified Energy, pipeline expansions, natural gas organic growth, regulatory initiatives and higher earnings in the Company's unregulated businesses
•Continued investment in low carbon energy sources including the successful testing of blended hydrogen with natural gas power at the Company’s Combined Heat and Power (“CHP”) plant and completion of our first compressed natural gas (“CNG”) fueling station near the Port of Savannah, capable of distributing renewable natural gas (“RNG”) for fleet vehicles
•Issued $50 million of 2.95 percent Senior Notes in support of the Company’s long-term financing strategy
•Continued focus on organic growth and expansion projects as well as ESG initiatives, including renewable energy opportunities to further enhance sustainability in our local communities

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced its financial results for the first quarter of 2022.

The Company's net income for the quarter ended March 31, 2022 was $36.9 million, a 7.2 percent increase over the $34.5 million reported in the same quarter of 2021. Diluted EPS in the quarter was $2.08, a 6.1 percent increase compared to $1.96 reported in the same prior-year period.

Higher first quarter earnings were driven by the 2021 acquisitions of Diversified Energy Company ("Diversified Energy") and the natural gas metering station located in Escambia County, Florida (the "Escambia Meter Station") natural gas distribution and transmission pipeline expansions, regulated infrastructure programs, organic growth in the Company's natural gas businesses, as well as improved profitability in the Company's propane distribution business. Partially offsetting growth was lower propane customer consumption in the first quarter of 2022 compared to the same period in 2021.

“Despite headwinds brought on by the current inflationary environment and inconsistent weather impacts across our footprint within the quarter, Chesapeake Utilities began the year with solid earnings growth,” commented Jeff Householder, president and CEO. “Our team continues to deliver positive results through our business growth and transformation initiatives, which led to higher margins and earnings in the quarter.

“We remain focused on executing our mission and providing our customers with safe, affordable, reliable and sustainable energy delivery solutions. We continue to capitalize on our organic growth initiatives,
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which led to year-over-year customer growth of 5.3 percent and 4.0 percent in our Delmarva and Florida service territories, respectively. Supporting that customer growth, we continue to make prudent investments in our utility systems and other projects that drive shareholder value – exemplified by this quarter’s contributions from Diversified Energy, which we acquired in late 2021. Finally, we remain on track with the expansion of our renewable energy investments, with successful completion in the first quarter of our first hydrogen test and CNG fueling station which is also capable of distributing RNG for fleet vehicles. These investments, the steps we have taken to further strengthen our financial position and the unrelenting dedication of our talented employees continue to firmly position Chesapeake Utilities for long-term, sustainable success,” concluded Householder.

COVID-19 Update

In March 2020, the U.S. Centers for Disease Control and Prevention ("CDC") declared a national emergency due to the rapidly growing outbreak of COVID-19. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These restrictions significantly impacted economic conditions in the United States beginning in 2020 and persisted, to a lesser extent throughout 2021. Chesapeake Utilities is considered an “essential business,” which allowed the Company to continue operational activities and construction projects while social distancing restrictions were in place. Previously existing states of emergency in all of the Company's service territories expired during the second and third quarters of 2021 eliminating a majority of restrictions initially implemented to slow the spread of the virus.The expiration of the states of emergency along with the settlement of the Company's limited proceeding in Florida, has concluded its ability to defer incremental pandemic related costs for consideration through the applicable regulatory process. At this time, the Company has adjusted its operating practices accordingly to ensure the safety of its operations and will take the necessary actions to comply with the CDC, and the Occupational Safety and Health Administration, as new developments occur.

Capital Expenditures Forecast and Earnings Guidance Update

The Company reiterates its long-term capital expenditures and EPS guidance ranges. These include capital expenditures in the range of $750 million to $1 billion in 2021 through 2025 and an EPS guidance range of $6.05 to $6.25 for 2025. Additionally, the Company reiterates its capital expenditures guidance range of $175 million to $200 million for 2022. The Company continues to review its projections and remains supportive of this guidance.

*Unless otherwise noted, EPS information is presented on a diluted basis.

Non-GAAP Financial Measures

**This press release including the tables herein, include references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including adjusted gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates Adjusted Gross Margin by deducting the purchased cost of natural gas, propane and electricity and the cost of labor spent on direct revenue-producing activities from operating revenues. The costs included in Adjusted Gross Margin exclude depreciation and amortization and certain costs
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presented in operations and maintenance expenses in accordance with regulatory requirements. Adjusted Gross Margin should not be considered an alternative to Gross Margin under US GAAP which is defined as the excess of sales over cost of goods sold. The Company believes that Adjusted Gross Margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under the Company's allowed rates for regulated energy operations and under the Company's competitive pricing structures for unregulated energy operations. The Company's management uses Adjusted Gross Margin as one of the financial measures in assessing a business unit’s performance. Other companies may calculate Adjusted Gross Margin in a different manner.

Reconciliation of GAAP to Non-GAAP Measures

	For the Three Months Ended March 31, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$127,891	$101,292	$(6,303)	$222,880
Cost of Sales:
Natural gas, propane and electric costs	(45,442)	(58,008)	6,270	(97,180)
Depreciation & amortization	(13,086)	(3,881)	(10)	(16,977)
Operations & maintenance expense (1)	(8,176)	(7,063)	(401)	(15,640)
Gross Margin (GAAP)	61,187	32,340	(444)	93,083
Operations & maintenance expense (1)	8,176	7,063	401	15,640
Depreciation & amortization	13,086	3,881	10	16,977
Adjusted Gross Margin (Non-GAAP)	$82,449	$43,284	$(33)	$125,700

	For the Three Months Ended March 31, 2021
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$121,197	$74,759	$(4,769)	$191,187
Cost of Sales:
Natural gas, propane and electric costs	(43,043)	(35,983)	4,729	(74,297)
Depreciation & amortization	(12,030)	(3,323)	(12)	(15,365)
Operations & maintenance expense (1)	(8,335)	(6,371)	352	(14,354)
Gross Margin (GAAP)	57,789	29,082	300	87,171
Operations & maintenance expense (1)	8,335	6,371	(352)	14,354
Depreciation & amortization	12,030	3,323	12	15,365
Adjusted Gross Margin (Non-GAAP)	$78,154	$38,776	$(40)	$116,890
(1) Operations & maintenance expenses within the Consolidated Statements of Income are presented in accordance with regulatory requirements and to provide comparability within the industry. Operations & maintenance expenses which are deemed to be directly attributable to revenue producing activities have been separately presented above in order to calculate Gross Margin as defined under US GAAP.
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Operating Results for the Quarters Ended March 31, 2022 and 2021

Consolidated Results

	Three Months Ended
	March 31,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$125,700	$116,890	$8,810	7.5%
Depreciation, amortization and property taxes	22,564	20,710	1,854	9.0%
Other operating expenses	48,271	44,583	3,688	8.3%
Operating income	$54,865	$51,597	$3,268	6.3%

Operating income during the first quarter of 2022 was $54.9 million, an increase of $3.3 million, or 6.3 percent, compared to the same period in 2021. Higher performance in the first quarter of 2022 was generated from propane and natural gas acquisitions completed in 2021, continued pipeline expansion projects, organic growth in our natural gas distribution businesses, incremental contributions associated with regulated infrastructure programs and increased propane margins per gallon and fees. The increase in operating income was partially offset by reduced propane consumption in the first quarter. The Company recorded higher depreciation, amortization and property taxes related to recent capital investments and operating expenses associated primarily with growth initiatives, including payroll, benefits and other employee-related expenses as well as increased vehicle expenses due to higher fuel costs.

Regulated Energy Segment

	Three Months Ended
	March 31,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$82,449	$78,154	$4,295	5.5%
Depreciation, amortization and property taxes	18,251	16,924	1,327	7.8%
Other operating expenses	29,517	28,593	924	3.2%
Operating income	$34,681	$32,637	$2,044	6.3%

Operating income for the Regulated Energy segment for the first quarter of 2022 was $34.7 million, an increase of $2.0 million, or 6.3 percent, over the same period in 2021. Higher operating income reflects continued pipeline expansions by Eastern Shore and Peninsula Pipeline, organic growth in the Company's natural gas distribution businesses, incremental contributions from regulated infrastructure programs, and operating results from the Escambia Meter Station acquisition completed in 2021. Operating expenses increased by $2.3 million compared to the prior year quarter primarily due to a higher level of depreciation, amortization and property taxes as well as a greater amount of costs related to payroll, benefits and other employee related expenses.

The key components of the increase in adjusted gross margin** are shown below:
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(in thousands)
Natural gas transmission service expansions	$1,227
Natural gas growth (excluding service expansions)	1,194
Contributions from regulated infrastructure programs	924
Escambia Meter Station acquisition	250
Other variances	700
Quarter-over-quarter increase in adjusted gross margin**	$4,295

The major components of the increase in other operating expenses are as follows:

(in thousands)
Payroll, benefits and other employee related costs	$485
Other variances	439
Quarter-over-quarter increase in other operating expenses	$924

Unregulated Energy Segment

	Three Months Ended
	March 31,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$43,284	$38,776	$4,508	11.6%
Depreciation, amortization and property taxes	4,296	3,769	527	14.0%
Other operating expenses	18,942	16,024	2,918	18.2%
Operating income	$20,046	$18,983	$1,063	5.6%

Operating results for the Unregulated Energy segment for the first quarter of 2022 increased by $1.1 million, or 5.6 percent compared to the same period in 2021.

Higher operating results during the first quarter were driven by contributions from the Company's acquisition of Diversified Energy, increased propane margins including higher service fees and margin improvement from Aspire Energy of Ohio ("Aspire Energy"). These increases were partially offset by reduced consumption in our propane operations. Additionally, the Company experienced increased operating expenses associated with the acquisition of Diversified Energy as well as increased payroll, benefits and employee related expenses, depreciation, amortization and property taxes, and increased vehicle expenses due to rising fuel costs.

The major components contributing to the change in adjusted gross margin** are shown below:
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(in thousands)
Propane Operations
Diversified Energy acquisition (completed in December 2021)	$3,975
Increased propane margins and service fees	722
Decreased customer consumption - intra-quarter weather volatility	(649)
Decreased customer consumption due to conversion of customers to our natural gas system	(351)
Aspire Energy
Increased margins - rate changes and natural gas liquid processing	929
Increased customer consumption - primarily weather related	403
Other variances	(521)
Quarter-over-quarter increase in adjusted gross margin**	$4,508

The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses from the Diversified Energy acquisition	$2,450
Increased payroll, benefits and other employee-related expenses	396
Increased vehicle expenses due to higher fuel costs	186
Other variances	(114)
Quarter-over-quarter increase in other operating expenses	$2,918

Environmental, Social and Governance ("ESG") Initiatives

ESG initiatives are at the core of Chesapeake Utilities’ well-established culture, guiding the Company’s strategy and informing its ongoing business decisions. In February 2022, Chesapeake Utilities published its inaugural sustainability report. In the report, the Company outlines its ESG commitments:

•Chesapeake Utilities will be a leader in the transition to a lower carbon future.
•The Company will continue to promote a diverse and inclusive workplace and further the sustainability of the communities we serve.
•The Company's businesses will be operated with integrity and the highest ethical standards.

These commitments guide the Company's mission to deliver energy that makes life better for the people and communities it serves. They impact every aspect of the Company and the relationships it has with its stakeholders. The Company encourages its investors to review the report and welcomes feedback as it continues to enhance its ESG disclosures.

During the first quarter, some of the Company's most recent ESG advancements included:

Environmental:
•Successfully completed first test of hydrogen and natural gas blend to fuel the Company’s Eight Flags CHP facility
•Opened the Company’s first CNG fueling station near the Port of Savannah, capable of distributing RNG for fleet vehicles

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Social:
•Named a 2022 Top Workplaces USA award recipient for mid-sized companies for the second consecutive year
•Initiated two new Employee Resource Groups within the Company

Governance:
•Increased transparency with the enhancement of our director skills matrix in the Proxy Statement distributed to shareholders in March 2022
•In April 2022, we joined governance leaders as a member of the Advisory Board for the John L. Weinberg Center for Corporate Governance

Additionally, the Company established its Environmental Sustainability Office ("ESO") and ESG Committee ("ESGC") during the first quarter of 2022. The ESO was established to identify and manage emission-reducing projects both internally, as well as and those that support the Company's customers’ sustainability goals. The ESGC was established to bring together a cross-functional team of leaders across the organization to identify, assess, execute and advance the Company’s strategic ESG initiatives.The Company looks forward to highlighting the progress of these initiatives in future sustainability reports.

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Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2021 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2022, for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Conference Call

Chesapeake Utilities will host a conference call on Wednesday, May 4, 2022 at 4:00 p.m. Eastern Time to discuss the Company’s financial results for the three months ended March 31, 2022. To participate in this call, dial 877.224.1468 and reference Chesapeake Utilities’ 2022 First Quarter Results Conference Call. To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of the Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange. Chesapeake Utilities Corporation offer sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions, and other businesses. For more information, visit www.chpk.com.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary
302.734.6799

Michael Galtman
Senior Vice President and Chief Accounting Officer
302.217.7036

Alex Whitelam
Head of Investor Relations
215.872.2507

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Financial Summary
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021
Adjusted Gross Margin**
Regulated Energy segment	$82,449	$78,154
Unregulated Energy segment	43,284	38,776
Other businesses and eliminations	(33)	(40)
Total Adjusted Gross Margin**	$125,700	$116,890

Operating Income
Regulated Energy segment	$34,681	$32,637
Unregulated Energy segment	20,046	18,983
Other businesses and eliminations	138	(23)
Total Operating Income	54,865	51,597
Other income, net	913	375
Interest Charges	5,339	5,105
Income Before Income Taxes	50,439	46,867
Income Taxes	13,506	12,401
Net Income	$36,933	$34,466

Earnings Per Share of Common Stock
Basic	$2.09	$1.97
Diluted	$2.08	$1.96

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Financial Summary Highlights

Key variances between the first quarter of 2022 and the first quarter of 2021, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
First Quarter of 2021 Reported Results	$46,867	$34,466	$1.96

Increased (Decreased) Adjusted Gross Margins**:
Contributions from 2021 acquisitions*	4,225	3,093	0.17
Natural gas transmission service expansions*	1,227	899	0.05
Natural gas growth (excluding service expansions)	1,194	874	0.05
Higher operating results from Aspire Energy	929	680	0.04
Contributions from regulated infrastructure programs *	924	677	0.04
Increased propane margins and fees	722	529	0.03
Reduced customer consumption - primarily weather related	(435)	(318)	(0.02)
	8,786	6,434	0.36

(Increased) Decreased Operating Expenses (Excluding Natural Gas, Propane and Electric Cost):
Operating expenses from recent acquisitions	(2,450)	(1,794)	(0.10)
Depreciation, amortization and property tax costs	(1,607)	(1,176)	(0.07)
Payroll, benefits and other employee-related expenses	(846)	(620)	(0.04)
Vehicle expenses	(255)	(187)	(0.01)
	(5,158)	(3,777)	(0.22)

Interest charges	(234)	(172)	(0.01)
Net other changes	178	(18)	0.01
Change in shares outstanding due to 2021 and 2022 equity offerings	—	—	(0.02)
	(56)	(190)	(0.02)
First Quarter of 2022 Reported Results	$50,439	$36,933	$2.08
*See the Major Projects and Initiatives table.

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Recently Completed and Ongoing Major Projects and Initiatives

The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following table includes the major projects/initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year margin contributions are removed from the table. In the future, the Company will add new projects and initiatives to this table once negotiations are substantially final and the associated earnings can be estimated.

	Adjusted Gross Margin**
	Three Months Ended		Year Ended	Estimate for
Project/Initiative	March 31,		December 31,	Fiscal
in thousands	2022	2021	2021	2022	2023
Pipeline Expansions:
Western Palm Beach County, Florida Expansion (1)	$1,307	$1,167	$4,729	$5,227	$5,227
Del-Mar Energy Pathway (1) (2)	1,722	884	4,584	6,980	6,867
Guernsey Power Station	263	47	187	1,380	1,486
Southern Expansion	—	—	—	375	2,344
Winter Haven Expansion	33	—	—	401	976
Beachside Pipeline Extension	—	—	—	—	1,825
North Ocean City Connector	—	—	—	—	400
Total Pipeline Expansions	3,325	2,098	9,500	14,363	19,125

Virtual Pipeline Solutions (CNG/RNG/LNG)	2,142	2,077	7,566	8,500	9,500

RNG Infrastructure	91	—	—	1,000	1,000

Acquisitions:
Diversified Energy	3,975	—	603	11,300	12,000
Escambia Meter Station	250	—	583	1,000	1,000
Total Acquisitions	4,225	—	1,186	12,300	13,000

Regulatory Initiatives:
Florida GRIP	4,851	4,065	16,995	18,797	19,475
Capital Cost Surcharge Programs	517	136	1,199	2,018	1,936
Elkton Gas STRIDE Plan	74	—	26	241	354
Total Regulatory Initiatives	5,442	4,201	18,220	21,056	21,765

Total	$15,225	$8,376	$36,472	$57,219	$64,390

(1) Includes adjusted gross margin generated from interim services.
(2) Includes adjusted gross margin from natural gas distribution services.

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Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

West Palm Beach County, Florida Expansion
Peninsula Pipeline is constructing four transmission lines to bring additional natural gas to our distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 with multiple phases placed into service leading up to the project’s final completion in the fourth quarter of 2021. The project generated incremental adjusted gross margin of $0.1 million during the first quarter 2022 compared to the first quarter 2021. The Company estimates that the project will generate annual adjusted gross margin of $5.2 million in 2022 and beyond.

Del-Mar Energy Pathway
In December 2019, the Federal Energy Regulatory Commission ("FERC") issued an order approving the construction of the Del-Mar Energy Pathway project. The project was placed into service in the fourth quarter of 2021. The new facilities: (i) include an additional 14,300 Dts/d of firm service to four customers, (ii) provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and (iii) represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Including interim services in advance of completion, the project generated additional adjusted gross margin of $0.8 million for the three months ended March 31, 2022. The estimated annual adjusted gross margin from this project, including natural gas distribution service in Somerset County, Maryland, is approximately $7.0 million in 2022 and growing each year thereafter, as the distribution system serving Somerset County further expands to meet demand.

Guernsey Power Station
The Company's subsidiary, Aspire Energy Express, LLC ("Aspire Energy Express") and unrelated party Guernsey Power Station, LLC ("Guernsey Power Station"), entered into a precedent agreement for firm transportation capacity whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide firm natural gas transportation service to this facility. Guernsey Power Station commenced construction of the project in October 2019. Aspire Energy Express completed construction of the gas transmission facilities in the fourth quarter of 2021. This project added $0.2 million of adjusted gross margin in the first quarter and is expected to produce adjusted gross margin of approximately $1.4 million in 2022 and $1.5 million in 2023 and beyond.

Southern Expansion
Pending FERC authorization, Eastern Shore plans to install a new natural gas driven compressor skid unit at its existing Bridgeville, Delaware compressor station that will provide 7,300 Dts of incremental firm transportation pipeline capacity. The project is currently estimated to go into service in the fourth quarter of 2022. Eastern Shore expects the Southern Expansion project to generate annual adjusted gross margin of $0.4 million in 2022 and $2.3 million in 2023 and thereafter.

Winter Haven Expansion
In May 2021, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with our Central Florida Gas Division ("CFG") for an incremental 6,800 Dts/d of firm service in the Winter Haven, Florida area. As part of this agreement, Peninsula Pipeline will construct a new interconnect with FGT and a new regulator station for CFG. The additional firm service will be used to support new incremental load due to growth in the area, including providing service, most immediately, to a new can manufacturing facility, as well as reliability and operational benefits to CFG’s existing distribution system in the area. In connection with Peninsula Pipeline’s new regulator station, CFG is also extending its distribution system to connect to the new station. The Company expects this expansion to generate additional adjusted gross margin of $0.4 million in 2022 and $1.0 million in 2023 and thereafter.

Beachside Pipeline Extension
In June 2021, Peninsula Pipeline and Florida City Gas entered into a Transportation Service Agreement for an incremental 10,176 Dts/d of firm service in Indian River County, Florida, to support Florida City Gas’ growth along the Indian River's barrier island. As part of this agreement, Peninsula Pipeline will construct approximately 11.3 miles of pipeline from its existing pipeline in the Sebastian, Florida, area east under the Intercoastal Waterway and southward on the barrier island. The Company expects this extension to generate additional annual adjusted gross margin of $1.8 million in 2023 and $2.5 million thereafter.

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North Ocean City Connector
Pending receipt of the remaining permits, the Company expects to begin construction in the second quarter of 2022 of an extension of service into North Ocean City, Maryland. The Company's Delaware Division and Sandpiper Energy plan to install approximately 5.7 miles of pipeline across southern Sussex County, Delaware to Fenwick Island, Delaware and Worcester County, Maryland. The project will produce additional capacity to serve new customers and reinforce our existing system in Ocean City, Maryland. The Company expects this expansion to generate additional annual adjusted gross margin of $0.4 million in 2023 and beyond.

Virtual Pipeline Solutions (CNG, RNG & LNG)

Marlin Gas Services provides CNG RNG and liquefied natural gas (“LNG”) temporary hold services, contracted pipeline integrity services, emergency services for damaged pipelines and specialized gas services for customers who have unique requirements. For the quarter ended March 31, 2022, Marlin Gas Services generated additional adjusted gross margin of $0.1 million compared to the quarter ended March 31, 2021. The Company estimates that Marlin Gas Services will generate annual adjusted gross margin of approximately $8.5 million in 2022, and $9.5 million in 2023, with potential for additional growth in future years. Marlin Gas Services continues to actively expand the territories it serves, as well as leverage its patented technology to serve other markets, including pursuing liquefied natural gas transportation opportunities and renewable natural gas transportation opportunities from diverse supply sources to various pipeline interconnection points, as further outlined below.

RNG Infrastructure

Noble Road Landfill RNG Project
In October 2021, Aspire Energy completed construction of its Noble Road Landfill RNG pipeline project, a 33.1-mile pipeline, which transports RNG generated from the Noble Road landfill to Aspire Energy’s pipeline system, displacing conventionally produced natural gas. In conjunction with this expansion, Aspire Energy also upgraded an existing compressor station and installed two new metering and regulation sites. The RNG volume is expected to represent nearly 10 percent of Aspire Energy’s gas gathering volumes.
Bioenergy DevCo
In June 2020, the Cfompany's Delmarva natural gas operations and Bioenergy DevCo (“BDC”), a developer of anaerobic digestion facilities that create renewable energy and healthy soil products from organic material, entered into an agreement related to a project to extract RNG from poultry production waste. BDC and the Company's affiliates are collaborating on this project in addition to several other project sites where organic waste can be converted into a carbon-negative energy source.

Marlin Gas Services will transport the RNG source created from the organic waste from the BDC facility to an Eastern Shore interconnection, where the sustainable fuel will be introduced into the Company’s transmission system and ultimately distributed to its natural gas customers.

CleanBay Project
In July 2020, the Company and CleanBay Renewables Inc. ("CleanBay") announced a new partnership to bring RNG to the Company's Delmarva natural gas operations. As part of this partnership, the Company will transport the RNG produced at CleanBay's planned Westover, Maryland bio-refinery, to the Company's natural gas infrastructure in the Delmarva Peninsula region. Eastern Shore and Marlin Gas Services, will transport the RNG from CleanBay to the Company’s Delmarva natural gas distribution system where it is ultimately delivered to the Delmarva natural gas distribution end use customers.

At the present time, the Company expects to generate adjusted gross margin of $1.0 million in 2022 and beyond from renewable natural gas transportation. As the Company continues to finalize contract terms associated with some of these projects, additional information will be provided regarding incremental margin at a future time.

Acquisitions

Diversified Energy
On December 15, 2021, the Company's subsidiary, Sharp Energy, Inc. ("Sharp Energy") acquired the propane operating assets of Diversified Energy for approximately $37.5 million net of cash acquired. There are multiple strategic benefits to this acquisition including it: (i) expands the Company's propane territory into North Carolina and South Carolina while also expanding our existing footprint in Pennsylvania and Virginia, and (ii) includes an established customer base with opportunities for future growth. Through this acquisition, the Company added approximately 19,000
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residential, commercial and agricultural customers, along with distribution of approximately 10.0 million gallons of propane annually. For the three months ended March 31, 2022, Diversified Energy contributed $4.0 million in adjusted gross margin and is expected to generate $11.3 million of additional adjusted gross margin in 2022 and $12.0 million in 2023.
Escambia Meter Station
In June 2021, Peninsula Pipeline purchased the Escambia Meter Station from Florida Power and Light and entered into a Transportation Service Agreement with Gulf Power Company to provide up to 530,000 Dts/d of firm service from an interconnect with FGT to Florida Power & Light’s Crist Lateral pipeline. The Florida Power & Light Crist Lateral provides gas supply to their natural gas fired power plant owned by Florida Power & Light in Pensacola, Florida. The Company generated $0.3 million in additional adjusted gross margin for the three months ended March 31, 2022 and estimates that this acquisition will generate adjusted gross margin of approximately $1.0 million in 2022 and beyond.

Regulatory Initiatives

Florida Gas Reliability Infrastructure Program ("GRIP")
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $189.5 million of capital expenditures to replace 348 miles of qualifying distribution mains, including $23.6 million of new pipes during 2021. GRIP generated additional gross margin of $0.8 million for the quarter ended March 31, 2022 compared to March 31, 2021. The Company is currently projecting to complete this program in 2022 and expects to generate adjusted gross margin of $18.8 million and $19.5 million in 2022 and 2023, respectively. The adjusted gross margin on GRIP investments will continue until the Company requests the remaining net GRIP investment, and the associated expenses, be included in its next base rate proceeding.

Capital Cost Surcharge Programs
In December 2019, the FERC approved Eastern Shore’s capital cost surcharge to become effective January 1, 2020. The surcharge, an approved item in the settlement of Eastern Shore’s last general rate case, allows Eastern Shore to recover capital costs associated with mandated highway or railroad relocation projects that required the replacement of existing Eastern Shore facilities. For the first quarter of 2022 there was $0.5 million of adjusted gross margin generated pursuant to the program. Eastern Shore expects to produce adjusted gross margin of approximately $2.0 million in 2022 and 2023 from relocation projects, which is ultimately dependent upon the timing of filings and the completion of construction.

Elkton Gas Strategic Infrastructure Development and Enhancement ("STRIDE") Plan
In June 2021, the Company reached a settlement with the Maryland PSC Staff and the Maryland Office of the Peoples Counsel regarding a five-year plan to replace Aldyl-A pipelines and recover the associated costs of those replacements through a fixed charge rider. The STRIDE plan went into service in September 2021 and is expected to generate $0.2 million of adjusted gross margin in 2022 and $0.4 million annually thereafter.

COVID-19 Regulatory Proceeding
In October 2020, the Florida PSC approved a joint petition of the Company's natural gas and electric distribution utilities in Florida to establish a regulatory asset to record incremental expenses incurred due to COVID-19. The regulatory asset will allow the Company to seek recovery of these costs in the next base rate proceedings. In November 2020, the Office of Public Counsel filed a protest to the order approving the establishment of this regulatory asset treatment, contending that the order should be reversed or modified and to request a hearing on the protest. The Company’s Florida regulated business units reached a settlement with the Office of Public Counsel in June 2021. The settlement allowed the business units to establish a regulatory asset of $2.1 million. This amount includes COVID-19 related incremental expenses for bad debt write-offs, personnel protective equipment, cleaning and business information services for remote work. The Company's Florida regulated business units will amortize the amount over two years beginning January 1, 2022 and recover the regulatory asset through the Purchased Gas Adjustment and Swing Service mechanisms for the natural gas business units and through the Fuel Purchased Power Cost Recovery clause for the electric division. This results in annual additional adjusted gross margin of $1.0 million that will be offset by a corresponding amortization of regulatory asset expense for both 2022 and 2023.

Florida Natural Gas Base Rate Proceeding
On March 24, 2022, the Florida natural gas distribution business units of the Company, Florida Public Utilities Company, the Florida Division of Chesapeake Utilities Corporation, Florida Public Utilities Company – Indiantown
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Division, and Florida Public Utilities Company – Fort Meade (jointly, “the Florida Natural Gas Companies”), filed a joint notification with the Florida PSC, stating their intent to file a consolidated natural gas base rate proceeding and request consolidation of the Florida distribution operations under Florida Public Utilities Company for all Florida regulatory purposes. The Florida Natural Gas Companies anticipate filing the consolidated base rate case as soon as practicable after the expiration of the notification period, but not before May 24, 2022.

The Florida Natural Gas Companies estimate that an increase in the revenue requirement of $18 million to $21 million is necessary to produce sufficient revenues to allow the Florida Natural Gas Companies, once consolidated, to continue to provide the safe and reliable natural gas service the Company's customers deserve and have come to expect, while continuing to invest in the safety of the Company's employees, customers, and communities, as well as the natural gas distribution system itself. The Florida Natural Gas Companies’ request will seek an effective date for new rates of January 1, 2023. The Florida Natural Gas Companies will also be requesting interim rate relief, subject to refund, in accordance with the applicable statute using the period January 1, 2021 through December 31, 2021, as the test period.The Company currently cannot estimate the ultimate outcome of the consolidated base rate proceeding.

Other major factors influencing adjusted gross margin

Weather Impact
For the three months ended March 31, 2022, weather conditions accounted for $0.4 million of decreased adjusted gross margin compared to the same period in 2021. Assuming normal temperatures, as detailed below, adjusted gross margin would have been higher by $0.9 million. The following table summarizes HDD and CDD variances from the 10-year average HDD/CDD ("Normal") for the three months ended March 31, 2022 and 2021.

	Three Months Ended
	March 31,
	2022	2021	Variance
Delmarva Peninsula
Actual HDD	2,181	2,186	(5)
10-Year Average HDD ("Normal")	2,255	2,280	(25)
Variance from Normal	(74)	(94)
Florida
Actual HDD	497	503	(6)
10-Year Average HDD ("Normal")	497	506	(9)
Variance from Normal	—	(3)
Ohio
Actual HDD	2,926	2,772	154
10-Year Average HDD ("Normal")	2,912	2,959	(47)
Variance from Normal	14	(187)
Florida
Actual CDD	195	184	11
10-Year Average CDD ("Normal")	197	195	2
Variance from Normal	(2)	(11)

Natural Gas Distribution Adjusted Margin Growth
Customer growth for the Company's natural gas distribution operations, as a result of the addition of new customers (excluding acquisitions) and the conversion of customers from alternative fuel sources to natural gas service, generated $1.2 million of additional adjusted gross margin for the three months ended March 31, 2022. The average number of residential customers served on the Delmarva Peninsula increased 5.3 percent for the three months ended March 31, 2022, while Florida customers increased by 4.0 percent, for the same period. A larger percentage of the adjusted gross margin growth was generated from residential growth given the expansion of natural gas into new housing communities and conversions to natural gas as the Company's distribution infrastructure continues to build out. The Company anticipates continued customer growth as new communities continue to build out due to population growth and infrastructure is added to support the growth, there is also increased load from new commercial and industrial customers. Details are provided in the following table:
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	Three Months Ended
	March 31, 2022
(in thousands)	Delmarva Peninsula	Florida
Customer Growth:
Residential	$760	$375
Commercial and industrial	—	59
Total Customer Growth	$760	$434

Capital Investment Growth and Associated Financing Plans
The Company's capital expenditures were $25.6 million for the three months ended March 31, 2022. The following table shows a range of the forecasted 2022 capital expenditures by segment and by business line:

	2022
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$87,000	$92,000
Natural gas transmission	60,000	67,000
Electric distribution	7,000	12,000
Total Regulated Energy	154,000	171,000
Unregulated Energy:
Propane distribution	10,000	14,000
Energy transmission	5,000	6,000
Other unregulated energy	4,000	5,000
Total Unregulated Energy	19,000	25,000
Other:
Corporate and other businesses	2,000	4,000
Total Other	2,000	4,000
Total 2022 Forecasted Capital Expenditures	$175,000	$200,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, capital delays that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.
The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was 52 percent as of March 31, 2022.

The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to permanent long-term financing, or if the equity markets are more volatile. The Company currently maintains a multi-tranche $400.0 million syndicated revolving line of credit (the “Revolver”), with multiple participating lenders to meet its short-term borrowing needs. The two tranches of the facility consist of a $200.0 million 364-day short-term debt tranche and a $200.0 million five-year tranche, both of which have three (3) one-year extension options which can be authorized by our Chief Financial Officer. The Company is eligible to establish the repayment term for individual borrowings under the five year tranche of the facility and to the extent that an individual loan under the revolver exceeded 12 months, the outstanding balance would be classified as a component of long-term debt.

The 364-day tranche of the Revolver expires in August 2022 and the five-year tranche expires in August 2026; both tranches are available to provide funds for the Company's short-term cash needs to meet seasonal working capital
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requirements and to temporarily fund portions of the Company's capital expenditures. As of March 31, 2022, the pricing under the 364-day tranche of the Revolver does not include an unused commitment fee and maintains an interest rate of 0.70 percent over LIBOR. As of March 31, 2022, the pricing under the five-year tranche of the Revolver included an unused commitment fee of 0.09 percent and an interest rate of 0.95 percent over LIBOR. The Company's total available credit under the Revolver at March 31, 2022 was $256.3 million.

The Company issued $50 million of 2.95 percent Senior Notes on March 15, 2022 under a private placement agreement with MetLife Investment Advisors. The Company used the proceeds received from the issuances of the Senior Notes to reduce short-term borrowings under its revolving credit facility and to fund capital expenditures. These Senior Notes have similar covenants and default provisions as the existing senior notes, and have an annual principal payment beginning in the eleventh year after the issuance.

In terms of equity capital, the Company maintains an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares under its Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). In June 2020, the Company also filed a shelf registration statement with the Securities and Exchange Commission, which provides for the issuance of shares of its common stock via a variety of offering types. In August 2020, the Company filed a prospectus supplement under the shelf registration statement for an At-the-Market (“ATM”) program under which the Company may issue and sell shares of common stock up to an aggregate offering price of $75.0 million under which $62.5 million has been issued.

During the first quarter of 2022, the Company issued less than 0.1 million shares of common stock through its DRIP program and received net proceeds of approximately $3.2 million which were added to the Company's general funds.

Depending on the Company’s capital needs and subject to market conditions, in addition to other debt and equity offerings, the Company may consider, as necessary in the future, issuing additional shares under the direct stock purchase component of the DRIP, the ATM program, or pursuant to its shelf registration statement. More information about financing activities is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company's First Quarter 2022 Form 10-Q.

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Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2022	2021
Operating Revenues
Regulated Energy	$127,891	$121,197
Unregulated Energy and other	94,989	69,990
Total Operating Revenues	222,880	191,187
Operating Expenses
Regulated natural gas and electricity costs	45,442	43,043
Unregulated propane and natural gas costs	51,738	31,254
Operations	42,794	39,437
Maintenance	4,264	4,042
Depreciation and amortization	16,977	15,365
Other taxes	6,800	6,449
Total operating expenses	168,015	139,590
Operating Income	54,865	51,597
Other income, net	913	375
Interest charges	5,339	5,105
Income Before Income Taxes	50,439	46,867
Income Taxes	13,506	12,401
Net Income	$36,933	$34,466

Weighted Average Common Shares Outstanding:
Basic	17,678,060	17,485,866
Diluted	17,761,119	17,553,167
Earnings Per Share of Common Stock:
Basic	$2.09	$1.97
Diluted	$2.08	$1.96
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Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2022	December 31, 2021
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,741,731	$1,720,287
Unregulated Energy	376,468	357,259
Other businesses and eliminations	34,692	35,418
Total property, plant and equipment	2,152,891	2,112,964
Less: Accumulated depreciation and amortization	(427,998)	(417,479)
Plus: Construction work in progress	30,487	49,393
Net property, plant and equipment	1,755,380	1,744,878
Current Assets
Cash and cash equivalents	5,208	4,976
Trade and other receivables	54,683	61,623
Less: Allowance for credit losses	(2,842)	(3,141)
Trade and other receivables, net	51,841	58,482
Accrued revenue	21,532	22,513
Propane inventory, at average cost	9,772	11,644
Other inventory, at average cost	10,228	9,345
Regulatory assets	20,438	19,794
Storage gas prepayments	650	3,691
Income taxes receivable	11,326	17,460
Prepaid expenses	13,754	17,121
Derivative assets, at fair value	7,516	7,076
Other current assets	703	1,033
Total current assets	152,968	173,135
Deferred Charges and Other Assets
Goodwill	44,708	44,708
Other intangible assets, net	12,832	13,192
Investments, at fair value	11,561	12,095
Operating lease right-of-use assets	16,231	10,139
Regulatory assets	101,611	104,173
Receivables and other deferred charges	14,338	12,549
Total deferred charges and other assets	201,281	196,856
Total Assets	$2,109,629	$2,114,869

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Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2022	December 31, 2021
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,624	8,593
Additional paid-in capital	373,694	371,162
Retained earnings	421,344	393,072
Accumulated other comprehensive income (loss)	1,850	1,303
Deferred compensation obligation	6,477	7,240
Treasury stock	(6,477)	(7,240)
Total stockholders' equity	805,512	774,130
Long-term debt, net of current maturities	597,878	549,903
Total capitalization	1,403,390	1,324,033
Current Liabilities
Current portion of long-term debt	19,717	17,962
Short-term borrowing	140,865	221,634
Accounts payable	30,259	52,628
Customer deposits and refunds	33,374	36,488
Accrued interest	4,950	2,775
Dividends payable	8,504	8,466
Accrued compensation	9,270	15,505
Regulatory liabilities	9,427	2,312
Derivative liabilities, at fair value	484	743
Other accrued liabilities	22,863	17,920
Total current liabilities	279,713	376,433
Deferred Credits and Other Liabilities
Deferred income taxes	241,132	233,550
Regulatory liabilities	142,807	142,488
Environmental liabilities	3,271	3,538
Other pension and benefit costs	23,073	24,120
Operating lease - liabilities	14,161	8,571
Deferred investment tax credits and other liabilities	2,082	2,136
Total deferred credits and other liabilities	426,526	414,403
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$2,109,629	$2,114,869
(1)Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.

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Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2022				For the Three Months Ended March 31, 2021
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$37,654	$2,282	$12,909	$8,921	$36,207	$2,045	$12,462	$9,612
Commercial	15,930	2,517	8,487	7,818	15,348	2,159	8,278	7,740
Industrial	3,018	4,249	10,822	783	2,470	3,892	8,086	488
Other (1)	(655)	1,218	(2,198)	1,567	419	860	(1,965)	711
Total Operating Revenues	$55,947	$10,266	$30,020	$19,089	$54,444	$8,956	$26,861	$18,551

Volume (in Dts for natural gas and MWHs for electric)
Residential	2,492,192	158,230	611,120	72,562	2,597,840	139,696	615,115	76,247
Commercial	1,760,059	1,257,831	490,713	65,341	1,885,890	1,265,484	494,090	64,775
Industrial	1,668,671	7,530,755	1,392,137	7,300	1,673,133	7,456,945	1,304,160	5,100
Other	91,889	—	855,009	1,991	88,582	—	777,815	—
Total	6,012,811	8,946,816	3,348,979	147,194	6,245,445	8,862,125	3,191,180	146,122

Average Customers
Residential	91,234	18,778	64,887	25,398	86,672	18,558	61,872	25,251
Commercial	7,947	1,621	4,058	7,318	7,859	1,600	4,106	7,318
Industrial	211	16	2,574	2	207	16	2,485	2
Other	4	—	6	—	6	—	6	—
Total	99,396	20,415	71,525	32,718	94,744	20,174	68,469	32,571

(1)Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments for pass-through taxes.